INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of this      day of             , 20    , by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Credit Suisse Asset Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Northwestern Mutual Series Fund, Inc. (the “Company”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue shares of the Commodities Return Strategy Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the NMSF Cayman Commodity Fund, Ltd. (the “Subsidiary”) has been organized as a wholly-owned subsidiary of the Portfolio to act for and on behalf of the Portfolio in order to effect certain investments on behalf of the Portfolio consistent with the Portfolio’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”);

WHEREAS, the Adviser acts as the adviser to the Portfolio and the Subsidiary pursuant to the terms of [an] Advisory Agreement (the “Advisory Agreement”), which provides that the Adviser may, subject to approval by the Board of Directors of the Subsidiary and, to the extent necessary, the shareholders of the Subsidiary, appoint a sub-adviser to assume certain responsibilities and obligations of the Adviser under the Advisory Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to provide investment advisory services to the Subsidiary, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.        Appointment. The Adviser hereby appoints the Sub-Adviser as the investment sub-adviser for the Subsidiary, for the period and on the terms and conditions contained in this Agreement. The Sub-Adviser hereby accepts such appointment and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Subsidiary or the Adviser in any way or otherwise be deemed an agent of the Subsidiary or the Adviser.

2.        Services.

(a)        Subject to supervision and oversight by the Adviser and the Subsidiary’s Board of Directors, the Sub-Adviser shall manage (i) the investment operations for the Subsidiary’s assets by specific investment style mandated by the Adviser from time to time, and (ii) the composition of such assets, including the purchase, retention and disposition thereof, in accordance with the Prospectus, the Subsidiary’s Memorandum and Articles of Association (as amended, restated or otherwise modified from time to time, the “Articles”), this Agreement, and subject to the following:

(1)        The Sub-Adviser shall provide supervision of the Subsidiary’s investments and determine from time to time what investments and securities will be purchased, retained or sold by such Subsidiary and what portion of the Subsidiary’s assets will be invested or held uninvested in cash.

(2)        In the performance of its duties and obligations under this Agreement, the Sub-Adviser (a) shall act in conformity with (i) the Prospectus; (ii) the Subsidiary’s policies and procedures; (iii) the Subsidiary’s Articles and (iv) the instructions and directions of the Adviser and of the Board of Directors and (b) will conform and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act, as amended (the “CEA”) and all other applicable federal and state laws and regulations, as each is amended from time to time.

(3)        The Sub-Adviser shall determine the securities to be purchased or sold with respect to the Subsidiary and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Prospectus and Articles or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Subsidiary with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser’s other clients may be a party. It is understood that it is desirable for the Subsidiary that the Sub-Adviser have access to brokerage and research products and services, including (i) supplemental investment and market research and reports and (ii) security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Subsidiary than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities on behalf of the Subsidiary with brokers, subject to review by the Subsidiary’s Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s services to other clients.

(4)        On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Subsidiary as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Subsidiary in question and to such other clients.

(5)        The Sub-Adviser at its expense will make available to the Directors of the Subsidiary and the Adviser at reasonable times its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Subsidiary and to consult with the Directors of the Subsidiary and Adviser regarding the Subsidiary’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Subsidiary’s Board of Directors such other periodic and special reports as the Board may reasonably request. The Sub-Adviser and its personnel shall also cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Subsidiary and its Directors, as applicable.

(6)        In accordance with procedures adopted by the Directors of the Subsidiary, as amended from time to time, the Sub-Adviser is responsible for assisting in the fair valuation of all Subsidiary securities. The Sub-Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or Subsidiary’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Subsidiary and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Subsidiary at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Subsidiary’s net asset value per share.

(7)        The Sub-Adviser at its expense will provide the Adviser and/or the Adviser’s Chief Compliance Officer with such compliance reports as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Subsidiary.

(8)        Unless otherwise directed by the Adviser or the Subsidiary’s Board of Directors, the Sub-Adviser will vote all proxies received in accordance with the Subsidiary’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Subsidiary’s Board of Directors, the Sub-Adviser’s proxy voting policy. The Adviser shall instruct the Subsidiary’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials.

(9)        The Sub-Adviser will (i) assist in the preparation of disclosures regarding factors that have affected the Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or made available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Subsidiary’s Principal Executive Officer and Principal Accounting Officer.

(10)        The Sub-Adviser shall provide the Subsidiary’s custodian on each business day with all necessary information relating to all transactions concerning the assets of the Subsidiary and shall provide the Adviser with such information upon request of the Adviser. With respect to Subsidiary securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Subsidiary’s custodian. The Sub-Adviser will be responsible for providing Subsidiary trades to the Subsidiary’s fund accounting agent for inclusion in the daily calculation of the Subsidiary’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Subsidiary, the Sub-Adviser shall reimburse the Subsidiary pursuant to the Subsidiary’s NAV Error Policy

(11)        The Sub-Adviser shall be responsible for the preparation and filing of Form 13F on behalf of the Subsidiary, unless otherwise directed by the Adviser.

(12)        The Sub-Adviser shall be responsible for monitoring the Subsidiary’s investment objectives, policies and investment restrictions and limitations.

(13)        The Sub-Adviser shall be responsible for monitoring and processing all corporate actions as well as filing and handling all class actions arising with respect to Subsidiary securities.

(14)        The Sub-Adviser shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

      a.        that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

      b.        that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority;

      c.        of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Prospectus, but that is required to be disclosed therein, or in the Articles, and of any statement contained therein that becomes untrue in any material respect;

      d.        of a change or any anticipated change in the portfolio manager(s) of the Subsidiary; or

      e.        any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.

(b)        The Sub-Adviser shall use the same skill and care in providing services to the Subsidiary as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(c)        Futures and Options.

(1)        If allowed by the Subsidiary’s investment objectives, policies and investment restrictions and limitations as stated in the Articles or Prospectus, the Sub-Adviser’s investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with the Prospectus and Articles.

(2)        The Sub-Adviser, on behalf of the Subsidiary, shall: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Subsidiary and (ii) enter into, for and on behalf of the Subsidiary, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property of the Subsidiary as the Sub-Adviser deems necessary or desirable, direct the Subsidiary’s custodian to deposit, on behalf of the Subsidiary, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. Notwithstanding the foregoing, the Adviser shall have the ultimate authority to determine how brokerage accounts shall be set up.

(3)        The Sub-Adviser is registered with the National Futures Association (“NFA”) as a commodity trading advisor (“CTA”) and commodity pool operator (“CPO”). Commodity Futures Trading Commission (“CFTC”) Rule 4.14(c)(2) exempts registered CTAs like the Sub-Adviser from the requirements applicable to a registered CTA for any client that is among those described in CFTC Rule 4.14(a)(1)-(8). Since the Subsidiary is relying on CFTC Rule 4.5 and the Adviser is relying on CFTC Rule 4.14(a)(8), the Sub-Adviser hereby informs Adviser that the Sub-Adviser will provide commodity interest trading advice to the Subsidiary as if the Sub-Adviser is exempt from registration as a CTA. Thus, with respect to its provision of commodity trading advice to the Subsidiary, the Sub-Adviser is exempt from the requirements applicable to a registered CTA. Sub-Adviser shall not be responsible for meeting any CFTC filing or notice requirements on behalf of the Subsidiary or Adviser. Adviser and Sub-Adviser acknowledge that they have not been furnished with a disclosure document prepared in accordance with CFTC regulations because no such document is required pursuant to CFTC Regulation 4.7.

(d)        The Sub-Adviser is hereby prohibited from consulting with any other sub-advisers of the Subsidiary, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Subsidiary concerning transactions of the Subsidiary in securities or other assets.

3.        Duties of Adviser.

(a)        The Adviser shall continue to have responsibility for all services to be provided to the Subsidiary pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)        The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1)         A complete copy of the Subsidiary’s current Articles as effective from time to time; and

(2)        Such other documents or instruments governing the investments of the Subsidiary as is necessary for the Sub-Adviser to carry out its obligations under this Agreement.

4.        Compensation and Expenses.

(a)        For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Subsidiary, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Subsidiary’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Subsidiary. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b)        During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

5.        Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a)        The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b)        The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c)        The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(d)        The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Directors of the Subsidiary a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e)        The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(f)        The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Subsidiary’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Subsidiary (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Subsidiary’s custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Subsidiary’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

6.        Books and Records. The Sub-Adviser shall maintain all books and records of the Subsidiary required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Subsidiary and the Portfolio as required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Subsidiary are property of the Subsidiary and the Sub-Adviser will surrender promptly to the Subsidiary any of such records upon the Subsidiary’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law and in accordance with its internal recordkeeping policies. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

7.        Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Subsidiary or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

8.        Term and Termination. This Agreement shall become effective upon the date first above written. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, however, that this Agreement may be terminated (a) by the Subsidiary at any time, without the payment of any penalty, by the vote of a majority of Directors of the Subsidiary or by the vote of a majority of the outstanding voting securities of the Subsidiary, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

9.        Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Subsidiary. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

10.        Use of Names. The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, the Subsidiary or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Subsidiary, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Subsidiary (collectively, the “Subsidiary Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Subsidiary Communications.

11.        No Personal Liability. No director or shareholder of the Subsidiary shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

12. Notices.	Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Jefferson V. De Angelis, President

To the Sub-Adviser at:

Credit Suisse Asset Management, LLC
Eleven Madison Avenue
New York, NY 10010
Attention:

13.        Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14.        Governing Law. This Agreement shall be governed by the laws of the state of Delaware.

15.        Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

16.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

17.        Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18.        Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC	CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

CREDIT SUISSE ASSET MANAGEMENT, LLC

DATED             , 20

Portfolio	Fee
Commodities Return Strategy	% on first $50 million in assets
% on next $100 million in assets
% on assets over $150 million